Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-91716 on Form S-8 to Form S-4, Registration Statement No. 333-06521 on Form S-8, Registration Statement No. 333-06523 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-26369 on Form S-8 to Form S-4, Registration Statement No. 333-42537 on Form S-8, Registration Statement and Post-Effective Amendment No. 1 to Registration Statement No. 333-53429 on Form S-8, Registration Statement 333-1290 on Form S-4, Registration Statement No. 333-104076 on Form S-3, Registration Statement No. 333-113003 on Form S-8, and Registration Statement No. 333-116123 on Form S-8 of our reports dated March 14, 2005, relating to the consolidated financial statements and financial statement schedules of Nextel Communications, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” in 2003 and the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Nextel Communications, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

McLean, Virginia
March 14, 2005